Exhibit 99.1

NEWS ANNOUNCEMENT

CARMIKE CINEMAS APPOINTS CURRENT CHAIRMAN, S. DAVID PASSMAN III,

PRESIDENT AND CHIEF EXECUTIVE OFFICER

- Director Roland C. Smith, President and CEO of Wendy’s/Arby’s Group, to

Serve as Carmike’s Chairman of the Board -

COLUMBUS, GA – June 4, 2009 — Carmike Cinemas, Inc. (NASDAQ: CKEC), a leading digital cinema and 3D motion picture exhibitor, today announced that effective immediately, S. David Passman III, the Company’s Chairman of the Board, has been appointed President and Chief Executive Officer and that current Board member, Roland C. Smith, will succeed Mr. Passman as Carmike’s Chairman of the Board. Fred Van Noy remains with Carmike as Chief Operating Officer and Richard B. Hare continues as Chief Financial Officer.

Commenting on Mr. Passman’s appointment, Roland C. Smith stated, “David’s appointment was a logical choice given the excellent job he has done in collaborating with Fred and Richard in the Office of the Chairman, his ability to build a team spirit throughout the organization and the many contributions he has made to the Company since joining the Board approximately six years ago.

We are optimistic about our future prospects under David’s management based on Carmike’s industry leadership in digital cinema and 3D cinema deployments. The Company has achieved significant operating, financial and balance sheet improvements including increases in total attendance and average attendance per screen. We believe these factors when combined with strict expense discipline and additional progress in reducing bank debt have positioned us to further enhance shareholder value.”

Commenting on his new appointment as CEO of Carmike Cinemas, David Passman stated, “I’ve immensely enjoyed working with Fred, Richard and the other Carmike associates in the transitional leadership role of the Office of the Chairman over the past few months. It is an honor to now be stepping into an executive role so I can help lead the organization as it capitalizes on its leadership position as an innovator in the exhibition industry.”

Mr. Smith has been a member of the Company’s Board since April 2002 and he has served as Chairman of the Compensation and Nominating Committee and as a member of the Executive Committee. Mr. Passman has been a Carmike director since June 2003. In addition to his recent roles as Chairman and as a member of the Office of the Chairman, he has served on Carmike’s Audit, Executive and Compensation and Nominating Committees.

Biographies

Roland C. Smith has served as President and CEO of Wendy’s/Arby’s Group, Inc. and CEO of Wendy’s International, Inc., a restaurant owner, operator and franchisor, since September 2008. Mr. Smith served as CEO of Triarc Companies, Inc. from June 2006 until September 2008 and the CEO of Arby’s Restaurant Group, Inc. from April 2006 until September 2008. Mr. Smith was President and CEO of American Golf Corporation and National Golf Properties, an owner and operator of golf courses, from February 2003 to November 2005. He also served as President and CEO of AMF Bowling Worldwide, Inc., an owner and operator of bowling centers, from April 1999 until January 2003.

-more-

S. David Passman III recently retired from his position as President and CEO of IBS-STL, Inc., a book publishing and distribution company, where he had served since June 2005. Previously, Mr. Passman served as President of the Harland Printed Products and Harland Checks divisions of John H. Harland Company, a provider of printed products and software and related services to the financial institution market, from 1999 to 2003, and also served as its CFO from 1996 to 1999. Mr. Passman is a former partner of Deloitte & Touche LLP, a public accounting firm, where he served as the Managing Partner of the Atlanta office from 1993 to 1996.

About Carmike Cinemas

Carmike Cinemas, Inc. is a U.S. leader in digital cinema and 3D cinema deployments and one of the nation’s largest motion picture exhibitors. As of March 31, 2009, Carmike had 249 theatres with 2,288 screens in 35 states. Carmike’s digital cinema footprint reaches 2,154 screens, including 193 theatres with 500 screens that are also equipped for 3D. Carmike’s focus for its theatre locations is small to mid-sized communities with populations of fewer than 100,000.

Disclosure Regarding Forward-Looking Statements

This press release and other written or oral statements made by or on behalf of Carmike contain forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs, expectations and future performance, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words, “believes,” “expects,” “anticipates,” “plans,” “estimates” or similar expressions. Examples of forward-looking statements in this press release include our expectations regarding our future prospects and positioning to further enhance shareholder value. Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on beliefs and assumptions of management, which in turn are based on currently available information.

The forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include, but are not limited to: general economic conditions in our regional and national markets; our ability to comply with covenants contained in our senior secured credit agreement; our ability to operate at expected levels of cash flow; financial market conditions including, but not limited to, changes in interest rates and the availability and cost of capital; our ability to meet our contractual obligations, including all outstanding financing commitments; the availability of suitable motion pictures for exhibition in our markets; competition in our markets; competition with other forms of entertainment; and other factors, including the risk factors disclosed in our Annual Report on Form 10-K for the year ended December 31, 2008 under the caption “Risk Factors.” We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Contact:
Joseph Jaffoni or Robert Rinderman	Richard B. Hare
Jaffoni & Collins – Investor Relations	Chief Financial Officer
212/835-8500 or ckec@jcir.com	706/576-3416

# # #